TCW/DW TERM TRUST 2000

Item 77E			Legal Proceedings


	Four purported class action lawsuits
have been filed
in the Superior Court for the State of
California, County
of Orange, against some of the Trust's
Trustees and
officers, one of its underwriters, the lead
representative
of its underwriters, the Adviser, the
Manager and other
defendants - but not against the Trust - by
certain
shareholders of the Trust and other trusts
for which the
defendants act in similar capacities.  These
plaintiffs
generally allege violations of state
statutory and common
law in connection with the marketing of the
Trust to
customers of one of the underwriters.
Damages, including
punitive damages, are sought in an
unspecified amount.  On
or about October 20, 1995, the plaintiffs
filed an amended
complaint consolidating these four actions.
The defendants
thereafter filed answers and affirmative
defenses to the
consolidated amended complaint.  The
defendants' answers
deny all of the material allegations of the
plaintiffs'
complaint.  In 1996, the plaintiffs
voluntarily dismissed,
without prejudice, their claims against two
defendants who
were independent Trustees of the Trust.  In
March 1997, all
of the remaining defendants in the
litigation filed motions
for judgment on the pleadings, seeking
dismissal of all of
the claims against them.  The defendants'
motions were
fully briefed by all parties and were the
subject of a
hearing before the Court on April 18, 1997.
In July 1997,
the Court denied the motion for judgment on
the pleadings.
In August 1997, plaintiffs filed a motion
for class
certification.  In their motion, the
plaintiffs requested
certification of a "nationwide" class of
Term Trust
purchasers.  On June 1, 1998, the Court
granted in part and
denied in part the plaintiffs' motion for
class
certification.  The Court ruled that
plaintiffs' motion was
"granted as to [a California] statewide
class," but was
"denied as to a nationwide class."  On
October 13, 1998,
three separate class actions alleging
similar claims on
behalf of the residents of the states of
Florida, New
Jersey and New York were filed in the state
courts of those
states.    The defendants removed the
Florida action to
federal court and the plaintiffs' motion to remand the action to state court was denied. Motions to dismiss were filed by the defendants in the Florida action on August 30,
1999, in the New Jersey action on July 26,
1999 and in the
New York action on September 10, 1999. The
New Jersey
action was dismissed by the court with
prejudice and no
appeal was filed. The motion to dismiss the Florida action was denied on January 27, 2000 and the litigation remains pending. The Supreme Court of the State of dismissed the
New York action with prejudice on April 25, 2000 and no appeal was filed. Certain of the defendants in these suits have asserted their right to indemnification from the
Trust. The ultimate outcome of these matters is not presently determinable, and no provision has been made in the Trust's financial statements for the effect, if any, of such matters.